For Immediate Release	Press Contact:
Stacy Roth
FIND/SVP Inc.
(212) 463-6350
sroth@findsvp.com

Investor Contact:
Charles Messman
The MKR Group
(818) 556-3700
charles@mkr-group.com

FIND/SVP REPORTS SOLID PROGRESS IN SECOND QUARTER AND
FIRST HALF 2004 RESULTS

  Revenue Increase of 59% to $19,317,000
  Announces Strategic Alliance with Nitron Advisors, which provides Professional Investors with Access to Independent Industry Experts

New York, N.Y., August 12, 2004 - FIND/SVP, Inc. (OTCBB:FSVP), a leading provider of business advisory, research and consulting services, today announced solid operating results for the second quarter and six months ended June 30, 2004.

Revenues in the quarter increased 37.5% to $9,711,000, compared to $7,063,000 reported in the second quarter of 2003. The reported revenue growth is attributable to the contributions from Guideline Research Corporation and Teltech, acquired on April 1, 2003 and July 3, 2003, respectively, and an improvement in the performance of the Company's in-depth research group.

The second quarter of 2004 included significant non-recurring charges primarily related to a non-cash interest expense as a result of full repayment of the Company's debt, as well as severance and one-time lease-related costs. After giving effect to these charges, FIND/SVP reported an operating loss of ($601,000) for the quarter ended June 30, 2004, as compared to reported operating income of $35,000 in the comparable period of the prior year. The Company reported a loss attributable to common shareholders of ($1,328,000), or ($0.08) per share, in the quarter, as compared to a loss attributable to common shareholders of ($251,000), or ($0.02) per share, one year earlier.

EBITDA* loss for the quarter, also after giving effect to the above noted charges, was ($316,000), compared to EBITDA* of $300,000 one year earlier.

Adjusted EBITDA* for the quarter was $727,000, a 55.3% increase over the $468,000 reported one year earlier.

Revenues for the six months increased 58.8% to $19,317,000, compared to $12,165,000 reported in the same period in the prior year. The reported revenue growth for the six months is also attributable to the contributions from Guideline Research Corporation and Teltech, acquired on April 1, 2003 and July 3, 2003, respectively, and an improvement in the performance of the Company's in-depth research group.

The six months ended June 30, 2004 also included the significant non-recurring charges related to a non-cash interest expense as a result of full repayment of the Company's debt, as well as severance and one-time lease-related costs, in addition to the final recognition of non-recurring accretion on redeemable common stock. The Company reported an operating loss of ($295,000) for the six months ended June 30, 2004, as compared to a reported operating income of $40,000 in the comparable period of the prior year. After giving effect to these charges, the Company reported a loss attributable to common shareholders of ($1,462,000), or ($0.10) per share, for the current six-month period, as compared to a loss attributable to common shareholders of ($206,000), or ($0.02) per share, one year earlier.

EBITDA* for the six month period, after giving effect to the above noted charges and detailed below, was $209,000, a 67.5% decrease compared to EBITDA* of $643,000 one year earlier.

Adjusted EBITDA* for the six month period was $1,573,000, a 73.8% increase over the $905,000 reported one year earlier.

"The first half of 2004 was a very eventful and, on balance, productive period for FIND/SVP," said David M. Walke, chief executive officer. "I have consistently stated that our strategy is to apply the outstanding 35-year old foundation of FIND/SVP to enhance our relevance and ability to address the knowledge and research needs of corporate America through a prudent build and buy strategy."

Mr. Walke continued, "Our mixed financial performance is reflective of strong revenue and EBITDA contributions from our acquisition program, partially offset by continued growth challenges in our legacy Quick Consulting Services (QCS) business and the effects of our previously noted investment in our sales and marketing programs." Mr. Walke continued, "I am very pleased, however, with the strategy we are aggressively deploying with our on-demand business, through the foundation of understanding our client and prospect research and knowledge needs, and providing customized and packaged solutions either through a retainer or project model."

"During the latter half of this year, our sales and client services departments will be trained and fortified with this new offering paradigm, and we anticipate tangible and increasing results of its implementation beginning in the fourth quarter of this year," Mr. Walke said.

Mr. Walke added, "Our Guideline market research division reported revenue growth of 40%, and a nearly six-fold increase in operating income in the second quarter compared to the same period a year ago. In addition, Teltech is on plan in terms of revenues and operating income for the year-to-date, and is substantially ahead of their first half, pre-acquisition results of 2003."

There were several highlights that occurred during the second quarter, including:

  A private placement of equity securities totaling $13.5 million in gross proceeds. The net proceeds of approximately $12.3 million were partially used to repay all of the Company's debt, and are expected to be used for working capital and general corporate purposes, including the financing of potential acquisitions.

  Appointment of Marc Litvinoff as Chief Operating Officer. Marc's experience and proven record of success in the research and business intelligence industries is already paying appreciable dividends to FIND.

  The launch of Find.com. Find.com provides a solution for business professionals in need of precise and reliable business-related information. A new venture of FIND/SVP, EmpireMedia, and TripleHop Technologies, Find.com is a publicly accessible search engine specifically created with the business user's information needs in mind. Find.com has partnered with some of the most esteemed and recognized business resources to ensure that its users have direct access to trusted information sources.

  Lease related charge. The Company vacated the space of one of its three New York City locations. As a result, the Company recorded a one-time charge to earnings of approximately $530,000 during the second quarter of 2004, representing the total value of all remaining rent obligations, commercial rent tax, and the amortization of remaining leasehold improvements.

  Appointment of Brian Ruder to the Company's Board. Brian is a 26-year marketing veteran, and is currently the Founder and Chief Executive Officer of Skylight Partners, a strategic marketing and business development-consulting group.

"The completion of our private equity offering during the second quarter has positioned us to seek further acquisition opportunities, in addition to providing the capital necessary to successfully achieve our organic growth goals," Mr. Walke noted. "I am equally excited about the launch of Find.com, which provides business professionals with a unique search portal, and will distinguish FIND/SVP as a diverse knowledge provider through many distribution channels," Mr. Walke continued.

The Company also announced that it has entered into a Strategic Alliance with Nitron Advisors, LLC, which provides hedge funds, venture capital funds, and other professional investors with access to independent industry experts. Under the terms of the Alliance, Nitron and FIND/SVP are partnering to provide the only full suite of primary and secondary independent research services to the institutional investor marketplace, through Nitron's Circle of Experts services and FIND's recently introduced Money Management Research Center (MMRC) service.

"We are very excited to enter into this relationship with FIND/SVP," commented David Teten, president and chief executive of Nitron Advisors. "We believe that this relationship will build on our initial success servicing the institutional investor community since our founding last year. The combination of FIND's outstanding, secondary-research based Initial Due Diligence service offered through MMRC, and Nitron's highly focused primary research-based Circle of Experts service, will provide our professional investor customers with a distinct competitive edge."

Mr. Walke noted that the services provided by FIND/SVP and Nitron can be offered as a bundled service or independently. "Based upon the response to date," Mr. Walke said, "We believe we have an excellent opportunity to realize material revenues from this Alliance."

Conference Call Information

FIND/SVP has scheduled a conference call at 4:30 PM EST, today, Thursday August 12, 2004, to review the second quarter and first half of 2004 financial results. To access the call, dial (800) 938-0653. A replay of the conference call will be available two hours after the call for the following five business days by dialing (877) 519-4471 and entering the following pass code: 5042681. Also, an instant replay of the conference call will be available over the Internet at http://www.findsvp.com in the Investor Relations area of the web site or by going to http://www.mkr-group.com.

*EBITDA is defined as net income (loss) excluding interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as net income (loss) excluding interest, taxes, depreciation and amortization, compensation expense from option grants, other income, and other non-recurring charges. Although EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles ("GAAP"), we believe it is useful to investors because it is a widely used financial measure that provides relevant and useful information for evaluating financial performance. EBITDA and Adjusted EBITDA should not be considered alternatives to measures of operating performance under GAAP.

Forward-Looking Statements

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth-certain risks and uncertainties that may have an impact on future results and direction of the Company. The Company does not report on its progress during a quarter until after the quarter has been completed and appropriately disclosed its results.

About FIND/SVP

FIND/SVP, Inc. (http://www.findsvp.com) is a knowledge services company that offers a full suite of custom business intelligence, advisory, research, and consulting solutions to address clients' critical business issues. FIND/SVP helps executives enhance their business performance and profit from opportunities through targeted research and advisory work, providing its over 1,500 member clients with a competitive business advantage. Founded in 1969, FIND/SVP is the second largest member of the global SVP Group, which serves more than 75,000 executives in 11,000 companies worldwide.

FIND/SVP COMPARATIVE STATEMENTS
OF INCOME (LOSS) (unaudited)

	Three Months Ended
	June 30
			%
	2004	2003	Change

Revenue	$9,711,000	$7,063,000	37.5%
Operating (loss) income	$(601,000)	$35,000	(1,817.1%)
EBITDA	$(316,000)	$300,000	(205.3%)
Adjusted EBITDA1, 2	$727,000	$468,000	55.3%
Loss Before Income Taxes	$(1,884,000)	$(150,000)	(1,156.0%)
Net Loss 3	$(1,318,000)	$(104,000)	(1,167.3%)
Loss attributable to common shareholders'4	$(1,328,000)	$(251,000)	(429.1%)
Loss Per Share – Basic & Diluted	$(0.08)	$(0.02)
Weighted Average Shares
Outstanding – Basic & Diluted	16,762,013	10,792,443	55.3%

1Adjusted EBITDA (000's omitted) for the three months ended June 30, 2004 is as follows:

Net loss	$(1,318)
Tax benefit	(566)
Depreciation and amortization	191
Interest expense	1,376
Non-recurring severance	395
Lease related charge	512
Stock compensation expense	4
Other	133

Adjusted EBITDA	$727

2Adjusted EBITDA (000's omitted) for the three months ended June 30, 2003 is as follows:

Net loss	$(104)
Tax benefit	(46)
Depreciation and amortization	262
Interest expense	189
Non-recurring severance	46
Stock compensation expense	27
Guideline acquisition related expenses	15
Other	79

Adjusted EBITDA	$468

3 Includes non-recurring severance charge of approximately $395,000, and a non-recurring lease related charge of approximately $530,000

4 Net loss for the three months ended June 30, 2004 of $1,318,000 was increased by preferred dividends of $10,000, resulting in loss attributable to common shareholders of $1,328,000.

FIND/SVP COMPARATIVE STATEMENTS OF INCOME (LOSS) (unaudited)

	Six Months Ended
	June 30
			%
	2004	2003	Change

Revenue	$19,317,000	$12,165,000	58.8%
Operating (loss) income	$(295,000)	$40,000	(837.5%)
EBITDA	$209,000	$643,000	(67.5%)
Adjusted EBITDA1, 2	$1,573,000	$905,000	73.8%
Loss Before Income Taxes	$(1,899,000)	$(85,000)	(2,134.1%)
Net Loss 3	$(1,329,000)	$(59,000)	(2,152.5%)
Loss attributable to common shareholders'4	$(1,462,000)	$(206,000)	(609.7%)
Loss Per Share – Basic & Diluted	$(0.10)	$(0.02)
Weighted Average Shares
Outstanding – Basic & Diluted	15,004,459	10,505,680	42.8%

1Adjusted EBITDA (000's omitted) for the six months ended June 30, 2004 is as follows:

Net loss	$(1,329)
Tax benefit	(570)
Depreciation and amortization	506
Interest expense	1,602
Asset impairment	96
Non-recurring severance	395
Lease related charge	512
Stock compensation expense	30
Other	331

Adjusted EBITDA	$1,573

2Adjusted EBITDA (000's omitted) for the six months ended June 30, 2003 is as follows:

Net loss	$(59)
Tax provision	(26)
Depreciation and amortization	511
Interest Expense	217
Non-recurring severance	46
Stock Compensation expense	54
Guideline acquisition related expenses	169
Other	(7)

Adjusted EBITDA	$905

3 Includes non-recurring severance charge of approximately $395,000, and a non-recurring lease related charge of approximately $530,000

4 Net loss for the six months ended June 30, 2004 of $1,329,000 was increased by accretion on redeemable common shares of $113,000 and preferred dividends of $20,000, resulting in loss attributable to common shareholders of $1,462,000.

FIND/SVP, INC. AND SUBSIDIARIES Consolidated Balance Sheets

	June 30	December 31
	2004	2003
	(unaudited)
Assets
Cash and cash equivalents	$5,583,000	$821,000
Accounts receivable, net	6,681,000	6,645,000
Deferred tax assets	506,000	505,000
Prepaid expenses and other current assets	1,105,000	920,000

Total Current Assets	13,875,000	8,891,000

Property, Plant & Equipment – Net	2,181,000	2,368,000
Goodwill, net	10,171,000	8,765,000
Intangibles, net	1,069,000	1,137,000
Deferred tax assets	1,682,000	1,090,000
Deferred rent	421,000	398,000
Cash surrender value of life insurance	127,000	214,000
Non-marketable equity securities	23,000	185,000
Other assets	432,000	554,000

Total assets	$29,981,000	$23,602,000

Liabilities and Shareholders' Equity
Current maturities of notes payable	$—	$1,076,000
Trade accounts payable	1,567,000	2,609,000
Accrued expenses and other	3,057,000	3,205,000
Unearned retainer income	4,780,000	4,067,000

Total current liabilities	9,404,000	10,957,000

Notes payable	—	3,170,000
Deferred compensation and other liabilities	404,000	419,000

Total liabilities	9,808,000	14,546,000

Redeemable, convertible, preferred stock	550,000	530,000

Redeemable common stock	1,090,000	977,000

Shareholders' Equity	18,533,000	7,549,000

Total Liabilities and Shareholders' Equity	$29,981,000	$23,602,000